Exhibit 10.1

Certain identified information has been redacted from this exhibit because it is both (i) not material and (ii) a type that the registrant treats as private or confidential. Information that has been omitted has been identified in this document with a placeholder identified by the mark “[***].”

AMENDED AND RESTATED LICENSE AGREEMENT

by and between

ALS THERAPY DEVELOPMENT FOUNDATION, INC.

and

ANELIXIS THERAPEUTICS, INC.

dated FEBRUARY 18, 2020

CONFIDENTIAL

Exhibit 10.1

TABLE OF CONTENTS

Page

1.	DEFINITIONS	1
2.	GRANT OF RIGHTS	7
3.	COMPANY DILIGENCE OBLIGATIONS.	8
4.	ROYALTIES AND PAYMENT TERMS	8
5.	REPORTS AND RECORDS	12
6.	PATENT PROSECUTION	13
7.	INFRINGEMENT	14
8.	INDEMNIFICATION AND INSURANCE.	15
9.	NO REPRESENTATIONS OR WARRANTIES	16
10.	GENERAL COMPLIANCE WITH LAWS	17
11.	TERMINATION	17
12.	DISPUTE RESOLUTION	19
13.	CONFIDENTIALITY	20
14.	MISCELLANEOUS	21
	APPENDIX A	1

CONFIDENTIAL

-i-

Exhibit 10.1

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement, dated as of February 18, 2020, (this “Agreement”) amends and restates the May 20, 2015 License Agreement, as amended by a First Amendment dated December 5, 2017 and effective as of June 1, 2017, a Second Amendment dated and effective as of December 17, 2018, and a Third Amendment dated September 17, 2019 (collectively, the “Original License Agreement”), each by and between ALS Therapy Development Foundation, Inc., d/b/a ALS Therapy Development Institute, Inc., a Massachusetts non-profit corporation (“ALSTDI”) and Anelixis Therapeutics, Inc., f/k/a Anelixis Pharmaceuticals, Inc., a Delaware corporation (“Company”) (each referred to as a “Party”, and together the “Parties”). This Agreement is a restatement of, and replaces in its entirety, the Original License Agreement and all prior amendments. In the event of any conflict between this Agreement and the Original License Agreement or the prior amendments, the terms contained in this Agreement will prevail.

R E C I T A L S

WHEREAS, ALSTDI is the owner of certain Licensed Patent Rights (as later defined herein);

WHEREAS, ALSTDI and Company have entered into a Research Services Agreement related to a certain Contract # W81XWH-17-1-0057 issued by the U.S. Army Medical Research Acquisition Activity, U.S. Department of Defense under which certain Inventions (as defined in the Research Services Agreement) are being assigned to ALSTDI.

WHEREAS, ALSTDI desires to have the Licensed Patent Rights developed and commercialized to benefit the public and is willing to grant a license thereunder;

WHEREAS, Company has represented to ALSTDI, to induce ALSTDI to enter into this Agreement, that Company shall commit itself to a diligent program of exploiting the Licensed Patent Rights so that public utilization shall result therefrom; and

WHEREAS, Company desires to obtain an amended license under the Licensed Patent Rights upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, ALSTDI and Company hereby agree as follows:

1.
DEFINITIONS.

1.1
“Affiliate” means, as to a Person, any other Person that controls, is controlled by, or is under common control with, such Person, but only for so long as such control exists. For the purposes of this definition, the term “control” means: (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities, (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities, (iii) having the right to direct, appoint or remove a majority of members of the board of directors (or equivalent), or (iv) having the power

CONFIDENTIAL

Exhibit 10.1

to control the general management of the corporation or other business organization.
1.2
“Change of Control” means, with respect to Company, (a) a merger or consolidation of Company with a third party which results in the voting securities of Company outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a third party, together with its Affiliates, becomes the owner of fifty percent (50%) or more of the combined voting power of Company’s outstanding securities, or (c) the sale or other transfer to a third party of all or substantially all of Company’s assets or all or substantially all of the Company’s business to which this Agreement relates.

1.3
“Clinical Trial” means a Phase I Clinical Trial, Phase HA Clinical Trial, Phase IIB Clinical Trial or Phase III Clinical Trial.

1.4
“Commercially Reasonable Efforts” means, as to the efforts to be expended by a Party with respect to any objective, the efforts and resources that are consistent with the exercise of customary scientific and business practices that a company within the pharmaceutical or biopharmaceutical industry similarly situated to such Party (including in size and resources) relating to the research, development or commercialization of a similar product with comparable market potential and at a similar stage in its lifecycle, taking into account all relevant factors, including relative safety and efficacy, product profile, stage in product lifecycle, the regulatory environment, payors’ policies and regulations, competitiveness of the marketplace and the market potential of such products, the nature and extent of market exclusivity, including patent coverage and regulatory data protection, and price and reimbursement status.

1.5
“Control” means, as to any Know-How, patent right or other intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access, ownership, a license or a sublicense as required herein to such Know-How, patent right, or other intellectual property without (i) violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such party or its Affiliates would first be required hereunder to grant the other party such access, ownership, license or sublicense or (ii) violating any law or regulation. “Controlled”, “Controls” and “Controlling” have their correlative meanings.

1.6
“Executive Officers” shall have the meaning set forth in Section 12.3(a) of this Agreement.

1.7
“Field” means any and all uses or indications in humans (for clarity, including preventative and diagnostic uses).

1.8
“First Commercial Sale” means the first sale, transfer, disposition, performance or practice of a Licensed Product, for value, following receipt of Regulatory Approval and any applicable pricing and reimbursement approvals for such product.

1.9
“IND” means an investigational new drug application filed with the United States Food and Drug Administration prior to beginning clinical trials in humans in the United States or

CONFIDENTIAL

Exhibit 10.1

any comparable application filed with regulatory authorities in or for a country or group of countries other than the United States.

1.10
“Know-How” means all technical, scientific and other know-how, information, technology, methods, processes and practices, and all Provided Materials, whether or not confidential, proprietary, or patentable.

1.11
“Licensed IP” means the Licensed Patent Rights and the Licensed Know-How.

1.12
“Licensed Know-How” means (i) the Know-How owned and Controlled by ALSTDI as of the date of this Agreement that is necessary for the research, development or commercialization of Licensed Products, including the Know-How set forth in Exhibit 1.15(i) and

(ii) the Know-How set forth in Exhibit 1.15(ii) that is owned and Controlled by ALSTDI and necessary for the research, development or commercialization of Licensed Products, excluding in each case (i) and (ii) any patents, patent applications or other patent rights (or foreign equivalents thereof) that describe, claim or cover such Know-How.

1.13
“Licensed Patent Rights” means the patents and patent applications that are listed on the attached Appendix A and any and all divisionals, continuations, continuations-in-part (only to the extent of claims that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on the attached Appendix A, substitutes, counterparts and foreign equivalents thereof filed in any country, and any patents issuing thereon (but in the case of patents issuing on continuations-in-part applications, only to the claims thereof that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on the attached Appendix A and any reissues, reexaminations or extensions thereof.

1.14
“Licensed Product” means any product the manufacture, use or sale of which would infringe or be covered by one or more Valid Claims in Licensed Patent Rights.

1.15
“Maintenance Fee” has the meaning set forth in Section 4.1(c).

1.16
“Milestone Events” means, collectively, the milestone events indicated in Sections 4.1(a) and 4.1(b).

1.17
“Milestone Payments” means, collectively, the milestone payments indicated in Sections 4.1(a) and 4.1(b).

1.18
“Net Sales” means:

(a)
The gross amount invoiced by Company, its Affiliates and Sublicensees (for the purposes of this Section 1.18, “Seller”) for Licensed Products less the following:

(i)
Customary trade, quantity, wholesaler, distributor, prompt payment, or cash discounts or rebates to the extent actually allowed and taken, including those granted on account of price adjustments;

(ii)
Amounts repaid, rebated or credited by reason of claim, trade, retroactive

CONFIDENTIAL

Exhibit 10.1

price reduction, rejection or return, and upon uncollectable amounts;
(iii)
rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), international organizations or federal, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers;

(iv)
credits for allowances given or made for wastage replacement for the Licensed Products;

(v)
that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) that Seller allocates to sales of Licensed Products in accordance with such Seller’s standard policies and procedures consistently applied across its products, as applicable;

(vi)
To the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the Licensed Product;

(vii)
Outbound transportation costs, including carriage and freight, and costs of insurance in transit to the extent actually incurred.

(b)
In the case of a sale or other transfer of a Licensed Product within Seller, or between or among Company, a Sublicensee or an Affiliate of Company or a Sublicensee, or between or among such Affiliates, for further sale or other transfer by such transferee, Net Sales shall be based on the gross amount billed, invoiced or received for the first sale or other transfer of such Licensed Product to an entity other than Company, a Sublicensee or an Affiliate of Company or a Sublicensee.

(c)
No deductions will be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Seller, and on its payroll, or for cost of collections.

(d)
Any sale or supply of a Licensed Product for the purposes of testing, or trials (including performance of Clinical Trials) or use prior to the grant of Regulatory Approval in the country of use, shall not result in any Net Sales. In addition, indigent patient, compassionate use and similar programs to provide Licensed Product at no cost, shall not result in any Net Sales.

(e)
If a Licensed Product is transferred at a discounted price (other than such customary deductions provided in the definition of Net Sales) that is substantially lower than the customary price charged for such product, or for non-cash consideration (whether or not at a discount), Net Sales will be calculated based on the average non-discounted amount charged for the Licensed Product in an arms-length transaction to an independent Third Party during the same Reporting Period in the same country or, in the absence of such sales, on the fair market value of the Licensed Product at the time of the transaction assuming an arm’s length transaction made in the ordinary course of business.

CONFIDENTIAL

Exhibit 10.1

(f)
Net Sales shall be deemed to occur on the date invoicing for a Licensed Product.
1.19
“Patent Challenge” means any action or proceeding, including any interference, patent opposition, inter partes review, post-grant review or re-examination proceeding, challenging or denying the validity, patentability or enforceability of, or opposing any extension of or the grant of a supplementary protection certificate with respect to any Patent Right within the Licensed Patent Rights, which, in the case of such an action brought or assisted by Company or its Affiliate, is directed to subject matter within the scope of the licenses granted to Company hereunder or, in the case of such an action brought or assisted by a Sublicensee, is directed to subject matter within the scope of the Sublicense granted to such Sublicensee. For purposes of this Agreement, Patent Challenges brought by Company, its Affiliate or Sublicensee (each, the “Patent Challenger”), or with respect to which any of them provides assistance, (a) shall not include any of the foregoing actions brought in defense of an infringement claim brought against the Patent Challenger by, or on behalf of, or under the authority of ALSTDI, and (b) shall not include any action or proceeding that is withdrawn within thirty (30) days of a written request by ALSTDI to do so.

1.20
“Person” means an individual and all other forms of legally recognized entity, including, without limitation, a partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

1.21
“Phase I Clinical Trial” means, as to a specific Licensed Product, a study in humans of such product designed to satisfy the requirements of 21 C.F.R. § 312.21(a), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States. A Phase I Clinical Trial shall be deemed initiated upon the first dosing of the first research subject.

1.22
“Phase IIA Clinical Trial” means as to a specific Licensed Product, a study in humans of such product, designed to study the safety, dosage and initial efficacy in a limited patient population, and designed to support the continued testing of such product in one or more further Phase HA Clinical Trials or Phase IIB Clinical Trials. A Phase HA Clinical Trial shall be deemed initiated upon the first dosing of the first research subject.

1.23
“Phase IIB Clinical Trial” means as to a specific Licensed Product, a study in humans of such product, designed to generate sufficient data to commence (if successful) a Phase III Clinical Trial, as further defined in 21 C.F.R. § 312.21(b), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States. A Phase IIB Clinical Trial shall be deemed initiated upon the first dosing of the first research subject.

1.24
“Phase III Clinical Trial” means, as to a specific Licensed Product, a study in humans designed to satisfy the requirements of 21 C.F.R. § 312.21(c), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States. A Phase III Clinical Trial shall be deemed initiated upon the first dosing of the first research subject.

1.25
“Prosecution” means the preparation, filing, prosecution, issuance and maintenance of the Licensed Patent Rights, including continuations, continuations-in-part, divisionals, extensions, reexaminations, inter partes review, reissues, supplemental examination, appeals,

CONFIDENTIAL

Exhibit 10.1

interferences, derivation proceedings, oppositions, all other proceedings before the United States Patent and Trademark Office (including the Patent Trial and Appeal Board) and foreign patent offices, and any judicial or other appeals of the foregoing. Cognates of the word “Prosecution” have their correlative meanings.

1.26
“Provided Materials” means the materials set forth in Exhibit 1.29.

1.27
“Regulatory Approval” means, with respect to any jurisdiction, those approvals or authorizations of a regulatory authority that are necessary for the commercial marketing and sale of a pharmaceutical product in such jurisdiction.

1.28
“Reporting Period” means a period beginning on the first day of each calendar quarter and ending on the last day of such calendar quarter. For purposes of this definition, the term “calendar quarter” means: a period of three (3) consecutive months corresponding to the calendar quarters commencing on the first day of January, April, July or October, or any partial period thereof immediately following the Effective Date or immediately prior to the termination or expiration of this Agreement.

1.29
“Royalty Term” has the meaning set forth in Section 4.1(f).

1.30
“Sublicense” means an agreement in which Company (i) grants or otherwise transfers to any Sublicensee any of the rights licensed to Company hereunder, (ii) agrees not to assert such rights or to sue, prevent or seek a legal remedy for the performance or practice of same, or (iii) is under an obligation to grant, assign or otherwise transfer any such rights or non-assertion, or to forebear from granting or otherwise transferring such rights to any other entity. Agreements expressly considered Sublicenses include licenses, option agreements, “lock up” agreements, rights of first refusal agreements or similar agreements. However, (a) an assignment pursuant to Section 14.3, (b) an agreement consummating a Change of Control of Company, or (c) an agreement to manufacture, make, have manufactured, or have made, use or sell Licensed Products on behalf of Company or its Affiliates shall not be considered a Sublicense.

1.31
“Sublicensee” means any Third Party or Company Affiliate to which Company has granted a Sublicense.

1.32
“Term” means the term of this Agreement, which shall commence on the Effective Date and shall remain in effect until the expiration of the Royalty Term in all countries in the Territory with respect to all Licensed Products, unless earlier terminated in accordance with the provisions of this Agreement.

1.33
“Territory” means worldwide.

1.34
“Third Party” means any Person other than (i) a Party or (ii) an Affiliate of a Party.

1.35
“Valid Claim” means any (i) issued claim of any Licensed Patent Right that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time

CONFIDENTIAL

Exhibit 10.1

allowed for appeal, and which has not been cancelled, withdrawn or abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (ii) pending claim of any Licensed Patent Right, which claim has not been pending for more than five years from the date of this Agreement.
1.36
“Withholding Taxes” means any and all income or other taxes, withholdings or other deductions required by applicable law to be withheld or deducted from any of the payments made by or on behalf of Company hereunder.

2.
GRANT OF RIGHTS.

2.1
License Grants.

(a) Exclusive Patent License. Subject to the terms of this Agreement, ALSTDI hereby grants to Company (including its Affiliates) an exclusive license under ALSTDI’ s interest in the Licensed IP solely to make, have made, use, sell, offer for sale, import, perform and practice Licensed Products in the Field in the Territory during the Term.

2.2
Retained Rights.

(a)
Research and Educational Use. ALSTDI retains the right on behalf of itself and all non-profit, non-commercial or governmental entities to make, use, perform and practice the subject matter described, claimed or included in the Licensed IP for research, teaching and educational purposes, including within the Field.

(b)
Federal Government. Notwithstanding anything herein to the contrary, any rights granted under this Agreement are subject to the rights and requirements of the United States government as set forth in 35 U.S.C. §§ 200-212 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. Company acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Licensed Patent Rights as set forth in 35 U.S.C. §§ 200-212 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

2.3
Sublicense. Company is entitled to sublicense the rights granted under Section 2.1; provided, however, that Company shall only sublicense the rights for use in the development or commercialization of Licensed Products. Any Sublicense shall be in writing and shall be consistent with all of the terms and conditions of this Agreement. Company shall incorporate terms and conditions into any Sublicense agreement sufficient to enable Company to comply with this Agreement, including without limitation provisions to provide that in the event Sublicensee brings a Patent Challenge against ALSTDI or assists another party in bringing a Patent Challenge against ALSTDI (except as required under a court order or subpoena) then Company or ALSTDI may terminate the Sublicense. Company will specifically state that ALSTDI is an intended third party beneficiary of such Sublicense, including for the purpose of enforcing the terms required to be included in such Sublicense by this Agreement. Company shall specifically require Sublicensee to indemnify, hold harmless and defend ALSTDI and carry insurance under the same terms set forth in Article 8 below. Company agrees to be fully responsible for the performance of its Sublicensees hereunder, including acts and omissions of same. Sublicensees shall not have the right to grant

CONFIDENTIAL

Exhibit 10.1

further Sublicenses. Company shall furnish ALSTDI with a fully executed copy of any Sublicense agreement promptly after execution without redaction, provided that the terms and conditions of each Sublicense shall be deemed Confidential Information. Upon termination of this

Agreement for any reason, any Sublicensee not then in default may seek a license from ALSTDI. ALSTDI agrees to negotiate such licenses in good faith under reasonable terms and conditions.

2.4
U.S. Manufacturing. Company agrees that any Licensed Products used or sold in the United States that are subject to 35 U.S.C. §§ 201-212 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations will, to the extent required by law, be manufactured substantially in the United States.

2.5
No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Company by implication, estoppel, or otherwise as to any technology or patent rights of ALSTDI or any other entity other than the Licensed IP regardless of whether such technology or patent rights shall be dominant or subordinate to any Licensed IP.

2.6
Provided Materials. To the extent Provided Materials are provided by ALSTDI to Company under this Agreement, Company shall use such Provided Materials only in accordance with and for purposes of exercising the rights granted to it under this Agreement and in compliance with applicable law. Legal title to such Provided Materials shall remain with ALSTDI. Company acknowledges that any Provided Materials provided hereunder are experimental and their properties are not completely known. Company shall destroy or, if requested by ALSTDI in its sole discretion, return any unused quantities of Provided Materials. The Provided Materials shall not be used by Company in research or testing involving human subjects.

3.
COMPANY DILIGENCE OBLIGATIONS.

3.1
Diligence Requirements. Company shall use Commercially Reasonable Efforts, or shall cause its Sublicensees to use Commercially Reasonable Efforts, to develop Licensed Products and to introduce Licensed Products into the commercial market; and thereafter, Company or its Sublicensees shall use Commercially Reasonable Efforts to market Licensed Products and make Licensed Products reasonably available to the public.

In addition to the foregoing general diligence obligation, Company shall, or shall cause its Sublicensee to, use Commercially Reasonable Efforts to meet its obligations pursuant to a written development plan, as mutually agreed by the parties.

4.
ROYALTIES AND PAYMENT TERMS.

4.1
Consideration for Grant of Rights.

(a)
Milestone Payments. Company shall notify ALSTDI within ten (10) days of the first achievement of any of the following milestones for the Licensed Product by Company or any of its Sublicensees. At the time of such notification, Company shall pay to ALSTDI the following one-time Milestone Payments for the first occurrence of each milestone event for the first Licensed

CONFIDENTIAL

Exhibit 10.1

Product:

Milestone Event	Payment
Dosing of first subject in first toxicity study in non-human primates	$1,000,000
Dosing of first patient in a Phase I Clinical Trial	$1,000,000
Dosing of first patient in Phase IIB Clinical Trial	$ 200,000
Dosing of first patient in a Phase III Clinical Trial	$ 300,000
First completion of a Phase III Clinical Trial with a positive clinical endpoint	$ 500,000
First Regulatory Approval in the US	$1,000,000
First Regulatory Approval in the European Union	$1,000,000
First Regulatory Approval in Asia	$1,000,000
First Commercial Sale in the Territory	$1,000,000

The parties acknowledge that the issuance to ALSTDI of 555,555 shares of the Company’s non-voting common stock pursuant to that certain Non-Voting Common Stock Purchase Agreement dated on or about June 1, 2017 fully satisfies the Company’s obligation to make that certain Milestone Payment for the dosing of the first subject in the first toxicity study in non- human primates pursuant to Section 4.1(a) of the Agreement.

Each Milestone Event may be achieved only once and each Milestone Payment shall be due only once following upon the first achievement of the corresponding Milestone Event. For the avoidance of doubt, in no event shall Company be obligated to pay to ALSTDI Milestone Payments exceeding $7,000,000.

The first five Milestone Events above (the “Clinical Trial Milestones”) are intended to be successive; if any of the Clinical Trial Milestones is reached without achieving a preceding Clinical Trial Milestone, then the amount which would have been payable on achievement of the preceding Clinical Trial Milestone shall be payable upon achievement of the next successive Clinical Trial Milestone. For purposes of the above Milestone Events, the “completion” of a pre- clinical or clinical study means the date of the last examination or intervention of the last research subject for the purpose of data collection for the primary endpoint in that trial.

In the event that the Company develops a second Licensed Product for disease indications different than the first Licensed Product, Company shall notify ALSTDI within ten (10) days of the first achievement of any of the following milestones for the second Licensed Product by Company or any of its Sublicensees. At the time of such notification, Company shall pay to

ALSTDI the following one-time Milestone Payments for the first occurrence of each milestone

CONFIDENTIAL

Exhibit 10.1

event for the second Licensed Product for a disease indication different than the first Licensed Product:

First completion of a Phase III Clinical Trial with a positive clinical endpoint	$ 500,000
First Regulatory Approval in the US	$ 500,000
First Regulatory Approval in the European Union	$ 500,000
First Regulatory Approval in Asia	$ 500,000
First Commercial Sale in the Territory	$ 500,000

Notwithstanding the foregoing, ALSTDI may, in its sole discretion, defer receipt or acceptance of any Milestone Payment to any later date that it selects.

(b)
Sales Milestone Payments. Company shall pay to ALSTDI within sixty (60) days of the end of the calendar year in which is achieved the first occurrence of the following sales Milestone Events the Milestone Payments set forth below:

Milestone Event	Payment
$500 million in aggregate Net Sales of Licensed Products in one calendar year, across all indications and uses	$15,000,000
$1 billion in aggregate Net Sales of Licensed Products in one calendar year, across all indications and uses	$30,000,000

Notwithstanding the foregoing, ALSTDI may, in its sole discretion, defer receipt or acceptance of any Milestone Payment to any later date that it selects.

(c)
Annual License Maintenance Fee. Beginning upon the earlier of (i) January 1, 2022; or (ii) a Change of Control event, Company shall pay to ALSTDI a non-refundable annual license maintenance fee (“Maintenance Fee”) of one hundred thousand dollars ($100,000) per calendar year. Each Maintenance Fee shall be due and payable on January 1st of the calendar year to which such fee applies and, for each calendar year after the year in which the First Commercial Sale is achieved, shall be creditable against any royalties due and payable under Section 4.1(e) below with respect to Licensed Products sold in the same calendar year that such Maintenance Fee was due.

(d)
Change of Control. In the event of a Change of Control, Company shall notify ALSTDI in writing within thirty (30) days of such event.

(e)
Royalties. Royalties shall be payable for each Reporting Period and shall be due to ALSTDI within sixty (60) days of the end of each Reporting Period. During the Royalty Term, Company shall pay to ALSTDI four percent (4%) royalties on aggregate Net Sales of Licensed Products under this Agreement (including all indications and uses of such Licensed Products) in

CONFIDENTIAL

Exhibit 10.1

the Territory in a calendar year.

(f)
Royalty Term. The royalties set forth in Section 4.1(e) shall be payable, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration or termination of the last to expire Valid Claim of a patent covering the making, having made, use, sale, offering for sale or importation of such Licensed Product in such country of sale (“Royalty Term”).

(g)
Consequences of a Patent Challenge. In the event that: (i) Company or any of its Affiliates brings a Patent Challenge against ALSTDI, or (ii) Company or any of its Affiliates assists another party in bringing a Patent Challenge against ALSTDI (except as required under a court order or subpoena), or (iii) a Sublicensee or any of its Affiliates brings a Patent Challenge or assists another in bringing a Patent Challenge against ALSTDI and Company does not terminate such Sublicensee’s Sublicense within thirty (30) days of delivery of notice by ALSTDI and (iv) ALSTDI does not choose to exercise its rights to terminate this Agreement pursuant to Section 11.4, then the Milestone Payments due under Sections 4.1(a) and 4.1(b), and the royalties due under Section 4.1(e), shall be doubled for the remainder of the Term of this Agreement. Company shall continue to make all royalties, milestone payments, maintenance fees and other payments due hereunder during the Patent Challenge and in the event that the Patent Challenge is successful, Company will have no right to recoup any royalties or payments paid during the period of challenge. In the event that a Patent Challenge is unsuccessful, or as otherwise required under this Agreement, Company shall reimburse ALSTDI for all reasonable legal fees and expenses incurred in its defense against the Patent Challenge. If any of the provisions of this Section 4.1(g) is held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any of the other provisions of this Section 4.1(g) or other provisions of this Agreement.

(h)
No Multiple Royalties. If the manufacture, use, performance or sale of any Licensed Product is covered by more than one of the Licensed Patents, multiple royalties shall not be due as a result of being so covered.

4.2
Payments.

(a)
Method of Payment. All payments under this Agreement should be made payable to ALSTDI and sent to the address identified in Section 14.1. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

(b)
Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal, or if the Wall Street Journal no longer quotes such rates, as report in another source mutually agreed by the parties) on the last working day of the calendar quarter of the applicable Reporting Period.

(c)
Taxes. All payments under this Agreement will be made without any deduction or withholding for or on account of any tax, except as expressly permitted in this Agreement. If any Withholding Taxes are imposed on a payment by any applicable law, Company will pay such Withholding Taxes to the proper taxing authority and, if available, evidence of such payment will

CONFIDENTIAL

Exhibit 10.1

be secured and sent to ALSTDI within one (1) month of such payment.

(d)
Late Payments. Any payments by Company that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal (or if the Wall Street Journal no longer quotes such rate, as reported in another source mutually agreed by the parties) on the date payment is due, compounded and accrued daily, but not to exceed the maximum permitted by law. Any such overdue payment when made shall be accompanied by all interest so accrued.

5.
REPORTS AND RECORDS.

5.1
Diligence Reports. Within sixty (60) days after the end of each calendar year, Company shall report in writing to ALSTDI on progress made toward the objectives set forth in Section 3.1 during such preceding twelve (12) month period, including progress on research and development, status of applications for Regulatory Approvals, manufacturing, sublicensing and the number, scope, and territory of sublicenses entered into, and marketing. The report shall also contain a discussion of intended efforts, development progress, and sales projections for the year in which the report is submitted.

5.2
Frequency of Reports. Company shall report to ALSTDI the date of the first Net Sale of a Licensed Product within sixty (60) days of occurrence in each country. After the first Net Sale of any Licensed Product, Company shall deliver reports to ALSTDI within sixty (60) days of the end of each Reporting Period containing information concerning the immediately preceding Reporting Period, as further described in Section 5.3.

5.3
Content of Reports and Payments. Each report delivered by Company to ALSTDI shall contain at least the following information for the immediately preceding Reporting Period:

(a)
the quantity of Licensed Products sold or otherwise transferred in each country, including an itemized listing of the Licensed Product type;

(b)
the gross prices charged by Company and Sublicensees for each Licensed Product in each country;

(c)
calculation of Net Sales for the applicable Reporting Period in each country;

(d)
total royalty payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion; and

(e)
description and product codes, or other Company identifier, for each Licensed Product sold.

If no amounts are due to ALSTDI for any Reporting Period, the report shall so state.

5.4
Records. Company shall maintain, and shall cause its Sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to ALSTDI in relation to this Agreement, which records shall contain sufficient

CONFIDENTIAL

Exhibit 10.1

information to permit ALSTDI to confirm the accuracy of any reports delivered to ALSTDI and compliance in other respects with this Agreement. The relevant party shall retain such records for at least three (3) years following the end of the calendar year to which they pertain, during which time an independent certified public accounting firm, selected by ALSTDI, shall have the right, not more than once in each calendar year, at ALSTDI’s expense and pursuant to the terms and conditions of a customary confidentiality and non-disclosure agreement, to audit and inspect such records during normal business hours to verify any reports and payments made under this Agreement. Company shall also cause each Sublicensee to provide ALSTDI with a comparable right of audit. In the event that any audit performed under this Section 5.4 reveals an underpayment

(i) where such underpayment is in excess of five percent (5%) for any twelve (12) month period, Company shall bear the full cost of such audit, and (ii) Company shall remit any amounts due to ALSTDI within thirty (30) days of receiving notice thereof from ALSTDI. In the event that any audit performed under this Section 5.4 reveals an overpayment, ALSTDI shall deliver written notice to Company within thirty (30) days of acquiring knowledge of such overpayments, and shall remit any amounts due to Company as a result of such overpayment along with delivery of such notice.

6.
PATENT PROSECUTION.

6.1
Responsibility. ALSTDI shall have primary right to Prosecute the Licensed Patent Rights. ALSTDI shall keep Company reasonably informed as to the Prosecution of any Licensed Patent Rights, including the status thereof, and provide to Company copies of all substantive correspondence to or from, or other filings with, any patent office related thereto in order to have the opportunity to review and comment upon any such correspondence or other filings. ALSTDI will reasonably consider any reasonable comments that are provided by Company in a timely manner. ALSTDI may, in its discretion, abandon, or otherwise elect to forego its rights in, any Licensed Patent Rights. ALSTDI shall notify Company in writing prior to any deadline if it intends to abandon any Licensed Patent Rights, whereupon such abandoned patent shall no longer be a Licensed Patent Right for the calculation of payments pursuant to Article 4, and Company shall have the opportunity to continue prosecuting and to maintain any such Licensed Patent Right in the name of ALSTDI, at Company’s expense.

6.2
Common Interest. All non-public information exchanged between the parties or between ALSTDI’s outside patent counsel and Company regarding Prosecution of the Licensed Patent Rights, and all shared information regarding analyses or opinions of Third Party intellectual property, will be deemed Confidential Information. In addition, the parties acknowledge and agree that, with regard to such Prosecution of the Licensed Patent Rights, the interests of the parties as licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patent Rights or the Confidential Information, including privilege under the common interest doctrine and similar or related doctrines.

6.3
Payment of Expenses. Company shall be responsible for paying all fees and costs, including attorneys’ fees, relating to the Prosecution of the Licensed Patent Rights whether such amounts were incurred before or after the Effective Date.

7.
INFRINGEMENT.

CONFIDENTIAL

Exhibit 10.1

7.1
Notification of Infringement. Each party agrees to provide written notice to the other party within ten (10) days after becoming aware of any infringement of the Licensed Patent Rights.

7.2
Company Right to Prosecute Infringement. So long as Company remains the exclusive licensee of the Licensed Patent Rights in the Field in the Territory, Company, to the extent permitted by law, shall have the right, under its own control and at its sole expense, to prosecute any Third Party infringement of the Licensed Patent Rights in the Field in the Territory, subject to Section 7.5. If required by law to establish standing for the institution or maintenance of such infringement action by Company, ALSTDI shall permit any action under this Section 7.2 to be brought in its name, including being joined as a party-plaintiff, provided that (i) ALSTDI shall not be the first named plaintiff in any such action, (ii) Company shall hold ALSTDI harmless from, and indemnify ALSTDI against, any out of pocket costs, expenses, or liability that ALSTDI incurs in connection with the prosecution, adjudication, defense, management or settlement of any such action, and any resulting appeals, remands or other related proceedings, and (iii) Company shall reimburse any such out of pocket costs, expenses or liabilities within thirty (30) days of receiving an invoice therefor.

Prior to commencing any such action, Company shall consult with ALSTDI and shall consider the views of ALSTDI regarding the advisability of the proposed action and its effect on the public interest. ALSTDI may participate in any such action with counsel of its choosing at its own expense.

7.3
ALSTDI Right to Prosecute Infringement. In the event that Company does not stop the infringement, or fails to have initiated an infringement action, within a reasonable time, but no longer than ninety (90) days, after Company first becomes aware of the basis for such action, ALSTDI shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to ALSTDI.

7.4
Declaratory Judgment Actions. In the event that a Patent Challenge is brought against ALSTDI or Company by a Third Party, ALSTDI, at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If ALSTDI does not exercise this right, Company may take over the sole defense of the action with respect to Licensed Patent Rights at Company’s sole expense. Company will immediately notify ALSTDI in the event that a Patent Challenge is brought against Company.

7.5
Recovery. Any recovery obtained in an action brought by Company under Sections

7.2 or 7.4 shall be distributed as follows: (a) each party shall be reimbursed for any expenses incurred in the action, (b) as to ordinary damages, Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and Company shall pay to ALSTDI based upon such amount a reasonable approximation of the royalties and other amounts that Company would have paid to ALSTDI if Company had sold the infringing products, processes and services rather than the infringer, and

(c) as to special or punitive damages, the parties shall share equally in any award.

7.6
Cooperation. Each party agrees to cooperate in any action under this Article 7 which

CONFIDENTIAL

Exhibit 10.1

is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance. Neither Party shall unilaterally enter into any settlement or compromise of any action or proceeding under this Article 7 that would in any manner be reasonably expected to alter, diminish, or be in derogation in any material respect of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably conditioned, withheld, or delayed

8.
INDEMNIFICATION AND INSURANCE.

8.1
Indemnification.

(a)
Indemnity. Company shall indemnify, defend, and hold harmless ALSTDI, its Affiliates, and their respective directors, trustees, officers, employees, staff, agents and investigators, and their respective successors, heirs and assigns (the “ALSTDI Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred by or imposed upon any of the ALSTDI Indemnitees in connection with any Third Party claims, suits, investigations, actions, demands or judgments (“Third Party Claims”) arising out of or related to the exercise of any rights granted to Company under this Agreement, any breach of this Agreement by Company or its Affiliates or Sublicensees, or Company’s performance under this Agreement. Company’s obligations to indemnify, defend and hold harmless the ALSTDI Indemnitees shall not apply to the extent that such Third Party Claims result from any Loss (i) directly caused from a material breach of this Agreement by ALSTDI or (ii) arising out of or relating to the ALSTDI Indemnitees’ fraud, willful misconduct or gross negligence.

(b)
Procedures. The ALSTDI Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement; provided that, an ALSTDI Indemnitee’s failure to do so shall not affect the rights of such ALSTDI Indemnitee unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects Company. Company agrees, at its own expense, to provide attorneys reasonably acceptable to ALSTDI to defend against any such claim whether or not rightfully brought. The ALSTDI Indemnitees shall cooperate with Company in such defense and shall permit Company to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any ALSTDI Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such ALSTDI Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential differences in the interests of such ALSTDI Indemnitee and any other party represented by such counsel. Company agrees to keep ALSTDI informed of the progress in the defense and disposition of such claim and to consult with ALSTDI with regard to any proposed settlement.

(c)
Settlement. Notwithstanding anything to the contrary in this Agreement, Company shall not enter into any settlement, consent judgment, or other voluntary final disposition of any claim that has an adverse effect on the rights of any ALSTDI Indemnitee(s) hereunder or on the Licensed IP, or admits any wrongdoing or fault by any ALSTDI Indemnitee(s), or imposes on any ALSTDI Indemnitee(s) any payment or other liability, without the prior written consent of

CONFIDENTIAL

Exhibit 10.1

ALSTDI.

Company shall require any Sublicensee(s) to indemnify, hold harmless and defend the ALSTDI Indemnitees under the same terms set forth in this Section 8.1.

8.2
Insurance.

(a)
At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being used in a Clinical Trial or is commercially distributed or sold by Company or by a Sublicensee of Company, Company shall, at its sole cost and expense, procure and maintain policies of commercial general liability insurance in amounts not less than

$2,000,000 per incident and $5,000,000 annual aggregate and naming ALSTDI Indemnitees as additional insureds. Such commercial general liability insurance must provide (a) product liability coverage and (b) broad form contractual liability coverage for Company’s indemnification under Section 8.1 of this Agreement. The minimum amounts of insurance coverage required under these provisions may not be construed to create a limit of Company’s liability with respect to its indemnification obligation under Section 8.1 of this Agreement. Company shall provide ALSTDI with written evidence of such insurance upon request..

(b)
Company shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being used in a Clinical Trial or is being commercially distributed or sold by Company or by a Sublicensee and (ii) a reasonable period after the period referred to in (c)(i) above which in no event shall be less than three (3) years.

Company shall require any Sublicensee(s) to maintain insurance in favor of ALSTDI Indemnitees under the same terms set forth in Section 8.2 above.

9.
NO REPRESENTATIONS OR WARRANTIES.

9.1
ALSTDI MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE LICENSED PATENT RIGHTS OR LICENSED KNOW-HOW AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF ALSTDI OR THIRD PARTIES, VALIDITY, ENFORCEABILITY AND SCOPE OF LICENSED PATENT RIGHTS, VALIDITY OF LICENSED PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

9.2
IN NO EVENT SHALL EITHER PARTY, OR ITS DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, STAFF, AGENTS OR INVESTIGATORS, BE LIABLE FOR

INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING;

CONFIDENTIAL

Exhibit 10.1

PROVIDED THAT NOTHING IN THIS SECTION 9.2 SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER SECTION 8.1.

10.
GENERAL COMPLIANCE WITH LAWS

10.1
Compliance with Laws. Company and its Sublicensees shall use Commercially Reasonable Efforts to comply with all applicable local, state, federal and international laws and regulations relating to the development, manufacture, use, performance, practice, and sale of Licensed Products.

10.2
Export Control. Company and its Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Company hereby gives written assurance that it will comply with, and will cause its Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Sublicensees, and that it will indemnify, defend, and hold ALSTDI harmless (in accordance with Section 8.1) for the consequences of any such violation.

10.3
Non-Use of Name. Company and its Sublicensees shall not use the name of ALS Therapy Development Institute, Inc., or any variation, adaptation, or abbreviation thereof, or the name of any of ALSTDI’s trustees, directors, officers, faculty, students, staff, employees, agents, or investigators, or any trademark or service rank owned by ALSTDI, or any terms of this Agreement, in any promotional material or other public announcement or disclosure without the prior written consent of ALSTDI which consent ALSTDI may withhold in its sole discretion. The foregoing notwithstanding, without the consent of ALSTDI, Company may use such names, trademarks or service marks to make factual statements during the Term of this Agreement that Company has a license from ALSTDI under one or more of the patents or patent applications comprising the Licensed Patent Rights, and it may use such names or provide any terms of this Agreement to the extent required by law or to the extent already disclosed as permitted herein.

10.4
Marking of Licensed Products. To the extent consistent with prevailing business practices, or as required by applicable law, Company shall mark, and shall cause its Sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Licensed Patent Rights that applies to such Licensed Product.

11.
TERMINATION.

11.1
Term. This Agreement will remain in effect until the expiration of the Term unless earlier terminated as provided hereunder.

11.2
Voluntary Termination by Company. Company shall have the right to terminate this Agreement in its entirety, for any reason: (i) upon at least ninety (90) days prior written notice to ALSTDI, such notice to state the date at least ninety (90) days in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to ALSTDI through such termination effective date.

CONFIDENTIAL

Exhibit 10.1

11.3
Termination for Default.

(a)
Nonpayment. In the event Company fails to pay any amounts due and payable to ALSTDI hereunder, and fails to make such payments within thirty (30) days after receiving written notice of such failure, ALSTDI may terminate this Agreement immediately upon written notice to Company; provided, however, that if a portion of the invoice is in dispute, the undisputed portion of the invoice shall be paid and this Agreement shall remain in full force and effect subject to Section 12.4; and the disputed portion shall be resolved in accordance with Article 12 hereof.

(b)
Material Breach. In the event either party commits a material breach of its obligations under this Agreement, except for breach as described in Section 11.3(a), and fails to cure that breach within sixty (60) days after receiving written notice thereof, the non-breaching party may terminate this Agreement immediately after the aforesaid sixty (60) day period by written notice to the other party.

11.4
Termination as a Consequence of Patent Challenge by Company. If Company or any of its Affiliates, or Sublicensees or any of Sublicensee’s Affiliates, brings a Patent Challenge against ALSTDI, or assists others in bringing a Patent Challenge against ALSTDI (except as required under a court order or subpoena), then ALSTDI may immediately terminate this Agreement.

11.5
Effect of Termination.

(a)
Survival. The following provisions shall survive the expiration or termination of this Agreement along with any other provision which by their context are intended to survive for a period of five (5) years following such expiration or termination: Articles 1, 8, 9, 11, 12, 13 and 14, and Section 5.4, and, in the case of a termination by Company pursuant to Section 11.3(b), Article 2.

(b)
Pre-termination Obligations. In no event shall termination of this Agreement release Company or its Sublicensees from obligations accrued prior to the effective date of termination of this Agreement, including the obligation to pay all amounts that become due on or before the effective date of termination.

(c)
Termination of Licenses. Upon termination of this Agreement by Company pursuant to Section 11.2 or by ALSTDI pursuant to Sections 11.3 and 11.4, all rights and licenses granted to Company under the terms of this Agreement will terminate entirely. Upon any such termination, Company shall cease to make, have made, use, sell, offer for sale, import, perform and practice Licensed Products described in Section 1.14.

(d)
Deliverables. Within sixty (60) days of the effective date of termination, (a) each Party shall deliver to the other Party or destroy (at the other Party’s election): all materials relating to or containing Confidential Information (as defined in Article 13), and (b) Company shall deliver to ALSTDI final reports under Article 5 and all payments incurred up to the effective date of termination; provided, however, that each Party may keep one copy of such Confidential Information in its legal files solely for the purpose of enabling it to comply with the provisions of

CONFIDENTIAL

Exhibit 10.1

this Agreement, and shall not be required to remove such Confidential Information from its back- up or archive electronic records, including its electronic laboratory notebook and laboratory information management systems.

(e)
Documentation, right of reference, and license. In the event of termination of this Agreement other than by Company under Section 11.3(b):

(i)
At ALSTDI’s request, Company shall deliver to ALSTDI, and ALSTDI and its licensees shall be free to use, (a) all records required by regulatory authorities to be maintained with respect to Licensed Products, all regulatory filings, approvals, reports, records, correspondence and other regulatory materials (including any related to reimbursement or pricing approvals), and all documents, data and other information related to clinical trials and other studies of Licensed Products, and (b) any documentation and technical information that is necessary or useful for the manufacture of Licensed Products.

(ii)
Company shall permit ALSTDI and its licensees to utilize, reference, cross reference, incorporate in applications and filings, and otherwise have the benefit of all Regulatory Approvals of, or clinical trials or other studies conducted on, and all filings made with regulatory agencies with respect to, the Licensed Products.

12.
DISPUTE RESOLUTION

12.1
Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

12.2
Equitable Remedies. Notwithstanding the procedures specified in this Article for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

12.3
Dispute Resolution Procedures.

(a)
Escalation. The Parties agree that, in the event of any dispute arising out of or relating to this Agreement, either Party by written notice to the other Party may have such issue referred for resolution to the Chief Executive Officer of each Party (collectively, the “Executive Officers”). The Executive Officers shall meet promptly to discuss the matter submitted and to determine a resolution.

(b)
Pursuit of other Remedies. If the Executive Officers are unable to resolve the dispute within thirty (30) days after it is referred to them, then the Parties may pursue all other rights and

CONFIDENTIAL

Exhibit 10.1

remedies available to them under this Agreement, including the right to terminate the Agreement, and the matter may be brought by a Party as a suit in a court of competent jurisdiction in accordance with Section 14.2 hereof.

12.4
Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve Company from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.

12.5
Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Section 12.3(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

13.
CONFIDENTIALITY.

13.1
Notice. Information, whether in oral or written form, that is provided to either Party in connection with this Agreement, including but not limited to royalty reports, strategies regarding prosecution of the Licensed Patent Rights, and Know-How that is not in the public domain at the time of disclosure, is deemed to be “Confidential Information.” Each Party agrees, during the Term of this Agreement, and for five (5) years thereafter, to employ all reasonable efforts to maintain Confidential Information secret and confidential, such efforts to be no less than the degree of care employed by such Party to preserve and safeguard its own confidential information. Confidential Information shall not be disclosed or revealed to anyone except employees or agents of or consultants to each Party who have a need to know Confidential Information for purposes of performing their obligations under this Agreement and who have entered into a nondisclosure agreement under which such employees, agents or consultants are required to maintain the confidentiality and non-use of Confidential Information, or are otherwise bound by an obligation of confidentiality and non-use. In addition, the Parties agree to keep the terms of this Agreement confidential, applying the confidentiality provisions of this Article 13. These obligations of confidentiality shall not apply to information which:

(a)
Can be demonstrated to have been in the public domain prior to the date of disclosure;

(b)
later becomes part of the public domain through no act or omission of the receiving party, its employees, agents, successors or assigns;

(c)
was lawfully disclosed to the receiving party by a Third Party having the right to disclose it;

(d)
was already known by the receiving party at the time of disclosure as demonstrated by documentary evidence; or

(e)
was independently developed by the receiving party as demonstrated by

CONFIDENTIAL

Exhibit 10.1

documentary evidence.

13.2
Authorized Disclosures. Notwithstanding the obligations set forth in Section 13.1, the receiving party may disclose Confidential Information of the disclosing party to the extent such disclosure is reasonably necessary in the following instances:

(a)
filing or prosecuting of patents as permitted by this Agreement;

(b)
enforcing the receiving party’s rights under this Agreement or performing the receiving party’s obligations under this Agreement;

(c)
in regulatory documentation for Licensed Products that such Party has the right to file under this Agreement;

(d)
prosecuting or defending litigation as permitted by this Agreement;

(e)
to the Company’s actual or potential Sublicensees, commercial partners, independent contractors, who, in each case, have a need to know such Confidential Information in order for the Company to exercise its rights or fulfill its obligations under this Agreement, provided that, in each case, any such person agrees to be bound by terms of confidentiality and non-use (or, in the case of the receiving party’s attorneys and independent accountants, such person is obligated by applicable professional or ethical obligations) at least as restrictive as those set forth in this Agreement;

(f)
to the Company’s actual or potential investors, investment bankers, lenders, other financing sources or acquirors (and attorneys and independent accountants thereof) in connection with potential investment, acquisition, collaboration, merger, public offering, due diligence or similar investigations by such Third Parties or in confidential financing documents, provided that, in each case, any such Third Party agrees to be bound by terms of confidentiality and non-use (or, in the case of the receiving party’s attorneys and independent accountants, such Third Party is obligated by applicable professional or ethical obligations) that are no less stringent than those contained in this Agreement (except to the extent that a shorter confidentiality period is customary in the industry); or

(g)
such disclosure is required by court order, judicial or administrative process or law or regulation, provided that in such event the receiving party shall promptly inform the disclosing party of such required disclosure and provide the disclosing party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as required by court order, judicial or administrative process or law or regulation shall remain otherwise subject to the confidentiality and non-use provisions of this Agreement, and the receiving party shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information

14.
MISCELLANEOUS.

14.1
Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national

CONFIDENTIAL

Exhibit 10.1

overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses of the parties:

If to ALSTDI:	ALSTDI [***]
If to Company:	Anelixis Therapeutics, Inc. [***]

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section 14.1.

14.2
Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any dispute arising from this Agreement, shall be subject to the exclusive jurisdiction of the federal and state courts having jurisdiction over the Commonwealth of Massachusetts, and each party consents and agrees to the personal jurisdiction of any such court with subject matter jurisdiction in any action arising from such dispute. Company waives any claim that such court lacks jurisdiction over Company or its Sublicensees or constitutes an inconvenient or improper forum.

14.3
Assignment. Company may assign this Agreement to a successor in connection with a merger or consolidation, or to the purchaser of all or substantially all the assets of Company, so long as such successor or purchaser shall agree in writing to be bound by the terms and conditions hereof prior to such assignment. Company shall notify ALSTDI in writing of any such assignment. Any attempted assignment in contravention of this Section 14.3 shall be null and void.

14.4
Amendment and Waiver. No amendment, modification, or waiver of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized representative of the party to be bound. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

14.5
Independent Contractors. It is understood and agreed that the relationship between the parties is that of independent contractors and that nothing in this Agreement shall be construed

CONFIDENTIAL

Exhibit 10.1

as authorization for either party to act as agent for the other. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties or any of their agents or employees for any purpose, including tax purposes, or to create any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

14.6
Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.

14.7
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

14.8
Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or unavailability of materials related to the manufacture of Compounds or Licensed Products. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

14.9
Interpretation. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement. The parties acknowledge that each party has read and negotiated the language used in this Agreement. Because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and permitted assigns, (f) the words “herein,” “hereof’ and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to section, attachments, appendices, exhibits or the like will be construed to refer to sections, attachments, appendices, exhibits or the like of this

CONFIDENTIAL

Exhibit 10.1

Agreement, and references to this Agreement include all attachments, appendices, exhibits or the like attached hereto, (h) references to any law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof and (i) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

14.10
Language. The language of this Agreement shall be the American usage of the English language and the parties hereby waive, and agree that this Agreement shall be valid and enforceable notwithstanding, any requirement that it be written in or translated into any language other than English. If, for any reason, this Agreement is translated into a language other than English, the English language version shall be controlling for all purposes.

14.11
Entire Agreement. This Agreement (including any attachments, appendices, exhibits or the like) constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

14.12
Counterparts. This Agreement may be executed in counterparts, including by facsimile or by electronic scan copies, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

[Signatures Follow]

CONFIDENTIAL

Exhibit 10.1

IN WITNESS WHEREOF, the parties have caused this Amended and Restated License Agreement to be executed by their duly authorized representatives as of the date first written above.

ALS THERAPY DEVELOPMENT FOUNDATION INC.

By: /s/ Paul Sallaberry

Name: Paul A. Sallaberry

Title: Authorized Director

ANELIXIS THERAPEUTICS, INC.

By: /s/ Steven Perrin

Name: Steven Perrin

Title: President

[Signature Page to LicenseAgreement}

CONFIDENTIAL

Exhibit 10.1

APPENDIX A LICENSED PATENT RIGHTS

Methods for the treatment of Neurodegenerative Disease
Country	Application No.	Filing date	Publication or Patent Number	Publication or Issue Date	Status
[***]	[***]	[***]	[***]	[***]	[***]
PCT	PCT/US2009/066715	12/4/2009	W02010/065819	6/10/2012	Nationalized
US	13/858667	8/18/2011	8,435,514	5/7/2013	Issued
US (Divisional)	13/858,667	4/8/2013	9,044,459	6/2/2015	Issued
[***]	[***]	[***]	[***]	[***]	[***]
Japan	2011-539720	12/4/2009	JP201211014	5/17/2012	Abandoned
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

Anti-CD40L Antibodies And Method For Treating
[***]	[***]	[***]	[***]	[***]	[***]
PCT	PCT/US2016/016165	2/2/2016	WO/2016/126702	11/8/2016	Nationalized
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

Therapeutic Anti-CD40 Ligand Antibodies
[***]	[***]	[***]	[***]	[***]	[***]
PCT	PCT/US2018/034172	5/23/18	WO2018/217918	11/29/2018	Nationalized

Any patents, patent applications or other patent rights (or foreign equivalents thereof) owned and Controlled by ALSTDI that arise or result directly from the conduct of the activities set forth in Exhibit 1.15(ii), in each case to the extent necessary for the research, development or commercialization of Licensed Products.

CONFIDENTIAL

Exhibit 10.1

Exhibit 1.15(i)

Licensed Know-How includes the following Know-How to the extent it is actually provided by ALSTDI to Company:

•
[***]
•
[***]

CONFIDENTIAL

Exhibit 10.1

Exhibit 1.15(ii)

Licensed Know-How includes Know-How to the extent it arises or results directly from:

•
[***]

CONFIDENTIAL

Exhibit 10.1

Exhibit 1.29

Provided Materials means the following materials, to the extent they are actually provided by ALSTDI to Company:

•
[***]

CONFIDENTIAL